Exhibit 10.24

October 21, 2003

Scott Pranger

Atlanta, GA

Dear Scott:

Welcome to the Digital Insight family! We are all very excited about joining together our complementary industry expertise to create an organization positioned as the clear leader in providing commercial Internet banking services to financial institutions. Together, our combined talents will enable us to sustain that competitive advantage as we continue to extend our business model Beyond Internet Banking.

This letter confirms several important agreements regarding your employment with Digital Insight contingent upon, and effective on the date of, the completion of the proposed merger between Digital Insight and Magnet Communications (the “Merger Date”). For purposes of calculating seniority and vacation accruals, your original hire date of September 29, 1999 at Magnet will continue to be used.

Base Pay

Your annual base salary will be $ 8,672.83 per semi-monthly pay period ($208,147.92 annually), payable according to Digital Insight’s standard payroll practice as in effect from time to time and subject to applicable withholding taxes. This reflects a 10% increase in your current base pay, and will be effective upon the Merger Date.

Position

Your position with Digital Insight will be Senior Vice President and General Manager, Cash Management Division, and you will report to Jeff Stiefler, Chairman, President and Chief Executive Officer.

Management Incentive Plan (MIP)

Additionally, effective January 1, 2004, you will be eligible to participate in the Digital Insight’s management incentive program (referred to herein as “MIP” or the “Program”) with target cash bonus compensation equal to 50% of your annual base salary subject to the terms and conditions of the Program. The amount of the bonus award is subject to the sole discretion of Digital Insight, based upon performance targets for Digital Insight and/or the Cash Management Operations. A separate MIP document will describe the specific goals you and Jeff Stiefler have discussed or will discuss for accomplishments over the next year with regard to the successful integration of Magnet with Digital Insight as well as the achievement of certain financial goals.

Letter to Scott Pranger

10/15/2003

Payout of 2003 Magnet Bonus

You will also be eligible to receive a 2003 annual bonus under the Magnet performance plan, pro-rated to reflect that you participated in such plan only during the first five months of 2003. Your 2003 annual bonus, if any, will be payable in January 2004, provided you are employed by Digital Insight on the date such bonuses are to be paid. Effective January 1, 2004, you will be eligible for the Digital Insight MIP.

Integration Performance Bonus on Management Incentive Plan

Further, as compensation for maintaining your position with Digital Insight for one year from the Merger Date, you will be paid 50% of your 2004 MIP potential on December 31, 2004 based on successful completion of certain specified goals.

Merit Increase eligibility

You will be eligible for a potential merit increase to your base salary on April 1, 2004 which will be prorated based on your length of service with Digital Insight.

Benefits

Except as provided below, you will be entitled, during the term of your employment, to such paid days off, participation in medical, dental, vision, life insurance, 401(k) and 401(k) match, Employee Stock Purchase Program, and other employee benefits as Digital Insight may offer from time to time, subject to applicable eligibility requirements. You will maintain participation in your current benefits programs through March 31, 2004. Your benefits will convert to Digital Insight’s AXIS.ABLE Flex Benefits effective April 1, 2004, with the following exceptions: (1) you will be eligible to participate in the ESPP in the first enrollment offering following the Merger Date; and (2) you will be eligible to participate in the 401(k) and 401(k) match as of January 1, 2004. A detailed AXIS.ABLE Flex Benefits plan description accompanies this letter, and future communications will be forthcoming for the open enrollment process.

Stock Option Grant

We are pleased to grant you on the Merger Date, a stock option to purchase 50,000 shares of Digital Insight’s Common Stock. The exercise price per share will be the fair market value of our Common Stock on the Merger Date, which is equal to the Nasdaq closing price of our stock on the previous trading day. The shares underlying the option will vest over a 48 month period with 25% vesting on the 12th month and 1/48th of the total grant vesting monthly thereafter. The stock option is subject to the standard terms and conditions of our stock option plan and will be documented through a separate stock option agreement. These documents will be provided from our third party administrator approximately 90 days from the Merger Date.

You will receive a 50% acceleration of unvested options upon a “change in control,” as that term is defined in the stock option agreement.

Confidentiality, Non-competition and Invention Assignment Agreement

As a condition of your continued employment with Digital Insight, you hereby agree to sign the enclosed Employee Nondisclosure Agreement, which is incorporated herein by reference. Digital Insight’s acceptance of the terms of this letter agreement is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment At Will

You will continue to be an employee-at-will, meaning that either you or Digital Insight can terminate the employment relationship at any time for any reason, with or without

Letter to Scott Pranger

10/15/2003

cause. Any statements to the contrary that may have been made to you, or that may be made to you, by Digital Insight, its agents, or representatives are superseded by this letter.

Additional Provisions

The terms described in this letter represent the terms of your employment at the close of the merger. This letter shall be of no force and effect in the event the merger does not close. It supersedes any previous promises, representations or understanding relative to any terms and conditions. Any additions or modifications are not to be considered as part of this agreement unless expressed in writing and signed by you and an authorized officer of Digital Insight.

Choice of Law

The terms and conditions of this letter and your employment shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflict of laws.

Please confirm your understanding and acceptance of these terms by signing both copies of this letter and both copies of the Employee Nondisclosure Agreement, retaining one of each for your files and returning the other to me.

We are very excited about the future of Digital Insight and we look forward to a long and mutually rewarding working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,
Digital Insight Corporation

/s/ Ken Larson
Ken Larson,
Senior Vice President, Human Resources

ACCEPTANCE

I understand the terms set forth in this letter and hereby agree to continue my employment under these terms following the merger:

/s/ Scott M. Pranger	10/20/03
Signature	Date

Printed Name: Scott M. Pranger